Exhibit 10.5

Waiver

February 9, 2022

Reference is hereby made to that certain Business Combination Agreement, dated as of November 2, 2021, by and among SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), BRC Inc., a Delaware corporation and wholly owned subsidiary of SilverBox (“Pubco”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco, BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox, Grand Opal Investment Holdings, Inc., a Delaware corporation, and Authentic Brands, LLC, a Delaware limited liability company (the “Company”), as amended by that certain First Amendment to Business Combination Agreement, dated as of January 4, 2021 (as so amended, the “Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

RECITALS

WHEREAS, Section 5.19 of the Combination Agreement provides that (i) prior to the Closing, the Company shall deliver (by the applicable date required under the terms of the applicable documentation governing the Closing Date Indebtedness that shall be paid off as of Closing and otherwise in compliance with any other applicable requirements) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of the Closing Date Indebtedness and (ii) at least three Business Days prior to or at the Closing, the Company shall deliver, or cause to be delivered, to SilverBox duly executed Payoff Letter (drafts of which shall be provided to SilverBox no less than five Business Days prior to the anticipated Closing Date), from the holders (or an agent (or similar Person) on behalf of all such holders) of the Closing Date Indebtedness (the “Indebtedness Covenant”);

WHEREAS, Section 2.4(e) of the Combination Agreements provides that, at the Closing, the Company shall repay in full the Closing Date Indebtedness pursuant to the Payoff Letters (the “Indebtedness Closing Condition”);

WHEREAS, in light of the number of SilverBox Shareholder Redemptions and its potential impact on the Company’s post-closing liquidity and related opportunities with respect to deployed capital, and current market terms for indebtedness as compared to the terms of the Closing Date Indebtedness, the Company desires to forgo the prepayment, payoff, discharge and termination in full at the Closing of the Closing Date Indebtedness in order to retain the liquidity provided thereby so that such capital is available to support the Company’s post-closing liquidity (the “Indebtedness Retention”); provided, however, that the Company shall repay in full, as of the Closing Date, the outstanding balance under that certain Revolving Promissory Note, dated April 12, 2021, made by the Company, Good Beens LLC, Black Rifle Coffee Company LLC, BRCC Operating Company LLC, Signal Mountain Media Works LLC, and Free Range American Media Company LLC in favor of Regions Bank in the principal amount of $10,000,000 (the “Regions Bank Revolver”);

WHEREAS, in connection with the Indebtedness Retention, the Company desires for SilverBox to waive, subject to Section 2 below, the Company’s compliance with the Indebtedness Covenant and Indebtedness Closing Condition;

WHEREAS, pursuant to Section 9.14 of the Combination Agreement, SilverBox may (i) extend the time for the performance of any of the obligations or other acts of the Company or Blocker Corp set forth in the Combination Agreement, (ii) waive any inaccuracies in the representations and warranties of the Company or Blocker Corp set forth in the Combination Agreement or (iii) waive compliance by the Company or Blocker Corp with any of the agreements or conditions set forth in the Combination Agreement;

WHEREAS, pursuant to Section 9.14 of the Combination Agreement, any agreement on the part of SilverBox to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of SilverBox;

WHEREAS, SilverBox desires to waive the Company’s compliance with the Indebtedness Covenant and Indebtedness Closing Condition in connection with the Indebtedness Retention;

WHEREAS, in connection with Closing, the Company desires to grant transaction bonuses to certain stakeholders of the Company in an aggregate amount of up to $350,000 (the “Transaction Bonus Grant”);

WHEREAS, pursuant to Section 5.1(b)(viii) of the Combination Agreement, except as consented to in writing by SilverBox, the Company shall not grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, whose annual base salary (or, in the case of an independent contractor, annual compensation) is in excess of $250,000; and

WHEREAS, SilverBox desires to (i) consent to the Transaction Bonus Grant pursuant to Section 5.1(b)(viii) of the Combination Agreement and (ii) waive any inaccuracies in the representations and warranties of the Company as a result of, arising from or in connection with the Transaction Bonus Grant pursuant to Section 9.14 of the Combination Agreement.

NOW, THEREFORE, the undersigned do hereby agree as follows:

1.             Waiver of Indebtedness Covenant and Indebtedness Closing Condition. Pursuant to Section 9.14 of the Combination Agreement, SilverBox hereby waives, subject to Section 2, the Company’s compliance with the Indebtedness Covenant and Indebtedness Closing Condition in connection with the Indebtedness Retention.

2.             Repayment of Outstanding Balance under Regions Bank Revolver. The Company hereby agrees to repay in full, as of the Closing Date, the outstanding balance (including principal and interest, if any) under the Regions Bank Revolver; provided that the Regions Bank Revolver shall remain in place from and after the Closing Date (until terminated in accordance with its terms) so that the Company can make future draws thereon.

3.             Consent to Transaction Bonus Grant. Pursuant to Section 5.1(b)(viii) of the Combination Agreement, SilverBox hereby consents to the Transaction Bonus Grant.

4.             Waiver of Inaccurate Representations and Warranties in Respect of the Transaction Bonus Grant. Pursuant to Section 9.14 of the Combination Agreement, SilverBox hereby waives any inaccuracies in the representations and warranties of the Company as a result of, arising from or in connection with the Transaction Bonus Grant.

5.             Limited Waiver. This Waiver is specific and limited to the matters expressly stated herein and shall not be construed as a waiver of any other right under the Combination Agreement.

6.             Enforceability. The undersigned acknowledge and agree that this Waiver is a valid and binding obligation and is enforceable in accordance with its terms.

7.             Miscellaneous. Section 9.5 (Governing Law), Section 9.9 (Parties in Interest), Section 9.10 (Severability), Section 9.11 (Counterparts; Electronic Signatures) and Section 9.13 (No Recourse) of the Combination Agreement are incorporated herein by reference and shall apply to this Waiver, mutatis mutandis.

IN WITNESS WHEREOF, this Waiver has been executed as of the date first above written.

SILVERBOX ENGAGED MERGER CORP I

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

Acknowledged and agreed to as of
February 9, 2022

AUTHENTIC BRANDS LLC

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

Signature Page to Payoff Letter Waiver